UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 Amendment No. 1

                    Under the Securities Exchange Act of 1934


                     Keystone Consolidated Industries, Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    493422307
                                 (CUSIP Number)

                                February 2, 2007
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

      | |  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      | |  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Carl C. Icahn

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      369,533

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      369,533

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      369,533

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.7%

12 TYPE OF REPORTING PERSON*
      IN

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Starfire Holding Corporation

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      369,533

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      369,533

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      369,533

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.7%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Buffalo Investors Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      369,533

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      369,533

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      369,533

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.7%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Highcrest Investors Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      369,533

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      369,533

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      369,533

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.7%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      ACF Industries Holding Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      369,533

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      369,533

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      369,533

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.7%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Unicorn Associates Corporation

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      369,533

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      369,533

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      369,533

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.7%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Arnos Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      369,533

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      369,533

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      369,533

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.7%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      Philip Services Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      0

6  SHARED VOTING POWER
      369,533

7  SOLE DISPOSITIVE POWER
      0

8  SHARED DISPOSITIVE POWER
      369,533

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      369,533

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.7%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

CUSIP No. 493422307

1  NAME OF REPORTING PERSON
      PSC Metals, Inc.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
      Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5  SOLE VOTING POWER
      369,533

6  SHARED VOTING POWER
      0

7  SOLE DISPOSITIVE POWER
      369,533

8  SHARED DISPOSITIVE POWER
      0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      369,533

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.7%

12 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13G

ITEM 1.

     (a) Name of Issuer: Keystone Consolidated Industries, Inc.

     (b) Address of Issuers Principal Executive Offices:
         5430 LBJ Freeway, Suite 1740, Three Lincoln Centre, Dallas, Texas 75240

ITEM 4. Ownership

     Item 4 is hereby amended to the following:

     Ownership as of the filing date:

     (a - b) As of the close of the business day on February 2, 2007, the Icahn Group is deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), in the aggregate, 369,533 Shares, representing approximately 3.7% of the Issuer's outstanding Shares (based upon the 10,000,000 Shares stated to be outstanding as of November 14, 2006 by the Issuer in the Issuer's Form 10Q filed with the Securities and Exchange Commission on November 14, 2006). Each of Mr. Icahn and each entity in the Icahn Group (other than PSC) is deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act) 369,533 Shares which PSC directly owns. Each of Mr. Icahn and each entity in the Icahn Group (other than PSC) disclaims such beneficial ownership for all other purposes.

     (c) The information set forth in the cover pages hereto is herby incorporated in its entirety herein.

ITEM 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. [X]

     NOT APPLICABLE

ITEM 10. Certification

     By signing below each of the undersigned certifies that, to the best of each of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having the purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned certifies that the information set forth in this statement on Schedule 13G is true, complete and correct.

Dated: February 2, 2007


/s/ Carl C. Icahn
-----------------
Carl C. Icahn, Individually


STARFIRE HOLDING CORPORATION

/s/ Keith Cozza
---------------
By:     Keith Cozza
Title:  Treasurer


BUFFALO INVESTORS CORP.

/s/ Keith Cozza
---------------
By:     Keith Cozza
Title:  Vice President


HIGHCREST INVESTORS CORP.

/s/ Keith Cozza
---------------
By:     Keith Cozza
Title:  Vice President


ACF INDUSTRIES HOLDING CORP.

/s/ Keith Cozza
---------------
By:     Keith Cozza
Title:  Vice President


    [Signature page of Schedule 13G - Keystone Consolidated Industries, Inc.]

UNICORN ASSOCIATES CORPORATION

/s/ Edward E. Mattner
---------------------
By:     Edward E. Mattner
Title:  President


ARNOS CORP.

/s/ Edward E. Mattner
---------------------
By:     Edward E. Mattner
Title:  Vice President


PHILIP SERVICES CORP.

/s/ Vincent J. Intrieri
-----------------------
By:     Vincent J. Intrieri
Title:  President


PSC METALS, INC.

/s/ Joseph King
---------------
By:     Joseph King
Title:  Vice President



    [Signature page of Schedule 13G - Keystone Consolidated Industries, Inc.]